UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 6, 2012

Date of report (Date of earliest event reported)

SurModics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

(952) 500-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective February 9, 2011, SurModics, Inc. (the “Company”) entered into Change of Control Agreements (the “Agreements”) with Timothy J. Arens, Vice President of Finance and Interim Chief Financial Officer, Charles W. Olson, Senior Vice President and General Manager, Medical Device, Bryan K. Phillips, Senior Vice President of Legal and Human Resources, General Counsel and Secretary, and Joseph J. Stich, Vice President, Business Operations and General Manager, In Vitro Diagnostics (each, an “Executive”), which Agreements were approved by the Organization & Compensation Committee of the Board of Directors.

The Agreements will be in effect for a term of three (3) years unless a “change of control” (as defined in the Agreements) occurs within such three-year period, in which case, the Agreements will terminate twelve (12) months following the occurrence of such a change of control. Each Agreement provides that the Company may terminate the employment of the Executive, for any reason or no reason, at any time prior to the earlier of the third anniversary of the Agreement or a change of control without obligation for severance benefits.

Each Executive will be provided with severance benefits in the event his employment with the Company is terminated following a “change in control” (as defined in the Agreements) of the Company. If, within twelve months following the occurrence of a change of control, the Executive’s employment with the Company is terminated either by the Company without cause, or by him for “good reason” (as defined in the Agreements), then the Executive will receive: (1) a severance payment equal to two times the sum of the Executive’s (i) base salary in effect as of the date of the change of control termination, and (ii) an amount equal to the target short-term incentive opportunity for the year in which the change of control termination occurs; and (2) continuation coverage of life, health or dental benefits for up to 18 months. In addition, any unvested portions of the Executive’s outstanding options or stock appreciation rights will immediately vest and become exercisable; any remaining forfeiture provisions associated with his outstanding restricted stock awards will immediately lapse; and all shares or units subject to all outstanding performance share awards shall become immediately vested and payable at the applicable target performance objectives. If the severance benefits payable to an Executive would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payment shall either be reduced so that it will not constitute an excess parachute payment, or paid in full, depending on which payment would result in the Executive receiving the greatest after tax payment. In case of the latter, the Executive would be liable for any excise tax owed.

The foregoing description of the Agreements is qualified in its entirety by reference to the Change of Control Agreements, which are filed as exhibits to this Form 8-K.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On February 6, 2012, the Company held its 2012 Annual Meeting of Shareholders (the “2012 Annual Meeting”). Shareholders were asked to consider four proposals, each of which is described more fully in the Company’s definitive proxy statement for the 2012 Annual Meeting filed with the Securities and Exchange Commission on December 22, 2011 (the “Proxy Statement”). Set forth below are the final voting results on each matter submitted to a vote of the Company’s shareholders.

1. Election of Directors. Each of the individuals nominated by the Company’s Board of Directors to serve as a director of the Company was duly elected by the Company’s shareholders, and the final results of the votes case for the four (4) Class I director nominees were as follows:

	For	Withheld	Broker Non-Votes
José H. Bedoya	13,105,008	277,997	2,947,502
David R. Dantzker, M.D.	13,085,163	297,842	2,947,502
Gary R. Maharaj	13,128,103	254,902	2,947,502
Scott R. Ward	12,911,627	471,378	2,947,502

2. Set the Number of Directors. The Company’s shareholders approved the proposal to set the number of directors at ten (10). The final voting results for this proposal were as follows:

For	Against	Abstain	Broker Non-Votes
16,164,155	149,481	16,871	—

3. Ratification of the Appointment of Deloitte & Touche LLP. The Company’s shareholders ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2012. The final voting results for this proposal were as follows:

For	Against	Abstain	Broker Non-Votes
16,106,172	210,327	14,008	—

4. Advisory Vote on Executive Compensation. The Company’s shareholders approved, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section of the Proxy Statement. The final voting results for this proposal were as follows:

For	Against	Abstain	Broker Non-Votes
12,372,451	530,029	480,525	2,947,502

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Change of Control Agreement with Timothy J. Arens dated February 9, 2012.

10.2	Change of Control Agreement with Charles W. Olson dated February 9, 2012.

10.3	Change of Control Agreement with Bryan K. Phillips dated February 9, 2012.

10.4	Change of Control Agreement with Joseph J. Stich dated February 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.

Date: February 10, 2012	/s/ Bryan K. Phillips
Bryan K. Phillips
Sr. Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Change of Control Agreement with Timothy J. Arens dated February 9, 2012.

10.2	Change of Control Agreement with Charles W. Olson dated February 9, 2012.

10.3	Change of Control Agreement with Bryan K. Phillips dated February 9, 2012.

10.4	Change of Control Agreement with Joseph J. Stich dated February 9, 2012.